NEWS RELEASE

R&B, INC.

                                                  Corporate Headquarters:
                                                  R&B, Inc.
                                                  3400 East Walnut Street
                                                  Colmar, Pennsylvania 18915
                                                  Fax: (215) 997-8577

For Further Information Contact:                  Visit our Home Page:
Mathias J. Barton, CFO                            www.rbinc.com
(215) 997-1800 x 5132 E-mail:
MBarton@rbinc.com



R&B, Inc. Reports Sales and Earnings for the First Quarter Ended March 26,2005

         Colmar, Pennsylvania (April 29, 2005) -- R&B, Inc., (NASDAQ:RBIN) today announced financialresults for the first quarter ended March 26, 2005. For the first quarter ended March 26, 2005, salesincreased 9% to $61.2 million from $56.0 million in the same period last year. Net income in the first quarter of 2005 was $3.5 million compared to net income of $3.3 million in the same period last year. Diluted earnings per share in the first quarter increased 6% to $0.19 from $0.18 in the same period last year. Prior year earnings per share and common stock information have been adjusted to reflect the 2-for-1 stock split that occurred in March of 2005.

         The 9% sales increase is primarily the result of increased sales volume from new products. Net income increased at a slower rate than sales due to a 13% increase in selling, general and administrative expenses ("SG&A"). The SG&A increase is the result of the Company's decision to invest additional resources in new product development and promotional support, as well as volume-driven variable expense increases and inflationary increases in wages and other costs.

         Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Sales growth in the first quarter continued as customer acceptance of our new products remains high. We believe that we have an opportunity to further grow our new product sales. As a result, we have set a strategic goal of delivering twice as many new parts in half the time by the end of 2006. We set the foundation for this strategy last year and continued the initiative in the first quarter of 2005 with further investments in personnel and resources. Although these investments have a negative short-term impact on profits, we are confident that this is the right long-term decision for the business."

         R&B, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware and brake products to the automotive aftermarket and household hardware to the general merchandise markets. R&B's products are marketed under more than thirty proprietary brand names, through its Motormite, Dorman, Allparts, Scan-Tech, MPI and Pik-A-Nut businesses.

         Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Business Risk Factors."




                           R&B, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                  13 Weeks         13 Weeks
First  Quarter (unaudited)      3/26/05  Pct.   3/27/04    Pct.
Net sales                       $61,231  100.0  $56,005    100.0
Cost of goods sold               38,538   62.9   35,390     63.2
Gross profit                     22,693   37.1   20,615     36.8
Selling, general and
 administrative expenses         16,623   27.2   14,658     26.2
Income from operations            6,070    9.9    5,957     10.6
Interest expense, net               607    1.0      761      1.3
Income before income taxes        5,463    8.9    5,196      9.3
Provision for income taxes        2,009    3.3    1,878      3.4
Net income                      $ 3,454    5.6  $ 3,318      5.9
Earnings per share
     Basic                      $  0.19    -    $  0.19       -
     Diluted                    $  0.19    -    $  0.18       -
Average shares outstanding
     Basic                       17,885    -     17,562       -
     Diluted                     18,449    -     18,312       -




                     R&B, INC. AND SUBSIDIARIES
                    Consolidated Balance Sheets
                            (in thousands)

                                  3/26/05            12/25/04
Assets:                         (Unaudited)
Cash and cash equivalents        $  5,604            $  7,152
Accounts receivable                56,467              60,962
Inventories                        64,385              61,436
Prepaid expenses and other          9,536              10,026
Total current assets              135,992             139,576
Property & equipment               26,518              25,698
Goodwill                           29,233              29,410
Other assets                          686                 720
Total assets                     $192,429            $195,404

Liability & Shareholders' Equity:
Current portion of long-term debt$  9,052            $  9,045
Accounts payable                   10,887              15,599
Accrued expenses and other         10,804              13,347
Total current liabilities          30,743              37,991
Long-term debt and other           26,487              25,714
Deferred income taxes               6,890               6,472
Shareholders' equity              128,309             125,227
Total Liabilities and Equity     $192,429            $195,404

Selected Cash Flow Information:
(in thousands)             13 Weeks (unaudited)
                           --------------------
                             3/26/05 3/27/04
Depreciation and
amortization                $ 1,326      $1,080
Capital Expenditures        $ 2,160      $1,762